Exhibit 99(a)(1)(C)

Email to Stockholders

Email 1 - Email Notice to Stockholders - Tender Offer for Yieldstreet Prism Fund

Subject:

Tender Offer for the Yieldstreet Prism Fund

Body:

THIS IS A NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.

Dear {{Investor Account}}

The Yieldstreet Prism Fund is conducting an offer to repurchase shares pursuant to a share repurchase program, in order to provide limited liquidity to investors. We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your full repurchase request will be approved. If the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

The Yieldstreet Prism Fund is offering to repurchase up to 564,137 shares of its common stock at a price of $9.55 per Share, the NAV per Share as of March 31, 2022 less the amount of any distributions to shareholders between March 31, 2022 and the expiration date of the repurchase.

The repurchase offer period begins on May 4, 2022, and ends at 12:00AM ET on June 2, 2022, unless otherwise extended.

If you would like to request that a portion of your shares be repurchased, please complete and submit your request via the Yieldstreet platform. All requests must be received through the Yieldstreet platform before the end of the offer period.

We highly recommend that you read the terms and conditions as set forth in the Offer to Purchase, which is also available within your portfolio on the Yieldstreet platform, and the Tender Offer FAQ.

Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required and you can disregard this email. We will continue to notify you on a quarterly basis prior to any future tender offers.

To submit a repurchase request, view your Prism Fund investment details within your portfolio and click on the Open Tender Offer link to get started.

GIF

[View Portfolio]

If you have any questions about the tender offer process, please contact investments@yieldstreetprismfund.com.

Sincerely,

Michael Weisz

President

YieldStreet Prism Fund Inc.

Web/mobile in-app notification to investors

Headline: Tender offer available for the Yieldstreet Prism Fund

Body:

To provide limited liquidity to investors, the Yieldstreet Prism Fund is conducting a tender offer. The offer period will end at 12:00AM ET on June 2, 2022, unless otherwise extended. Please read the terms and conditions in the Offer to Purchase for full details. To submit a repurchase request, click the Open Tender Offer link on the Yieldstreet Prism Fund investment details screen within your Portfolio.

Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required and you can disregard this message. We will continue to notify you on a quarterly basis prior to any future tender offers.

Email 2 - Repurchase request received

Subject:

Repurchase request received for {{OFFERING_NAME}}

Body:

{{ACCOUNT_NAME}}, we've received your request to sell {{REQUEST_AMOUNT}} of your investment in

{{OFFERING_NAME}}

Next Steps

Open Tender Offer Period

We will continue to accept repurchase requests until {{END_DATE}}. Your request will be processed only after the tender offer period has closed.

Tender Offer Execution and Payment

Given that we are limited in the amount that can be repurchased during each tender offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the tender offer period. We will send you an email with the executed price and total value repurchased following the close of the tender offer period.

If you have any questions, please refer to the FAQ document.

If you elect to cancel your repurchase request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreetprismfund.com.

Email 3 - Liquidation request completed

Subject:

Repurchase request completed for {{OFFERING_NAME}}

Body:

The tender offer for {{OFFERING_NAME}} is now closed, and we are executing your request. The final purchase price for the tender offer was {NAV}} per share.

{{IF REQUEST_AMOUNT < EXECUTED_AMOUNT }] The final value of your request was reduced from {{REQUEST_AMOUNT}} to {{EXECUTED_AMOUNT}} due to excess demand in repurchase requests. You will receive {{EXECUTED_AMOUNT}} for your repurchased shares into your Yieldstreet Wallet within six business days.

{{/IF}}

If you have any questions, please contact investments@yieldstreetprismfund.com.

[View Portfolio]

Yieldstreet Prism Fund Tender offer

YieldStreet Prism Fund Inc. (“we,” “us” or the “Fund”) is conducting an offer to repurchase shares pursuant to a share repurchase program to provide limited liquidity to our investors.

Please note that investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding no further action is required.

We highly recommend that you review the following documents to fully understand the terms and conditions of the tender offer process.

Offer to Purchase	FAQ	Letter of Transmittal

The tender offer period is open from May 4, 2022 to June 2, 2022. To submit your repurchase request, log into your Yieldstreet account to start the tender process.

We will notify investors on a quarterly basis prior to any future tender offer periods.

[View Portfolio]